Exhibit 5.1

May 24, 2024

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance and sale of 10,500,000 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Akoustis Technologies, Inc., a Delaware corporation (the “Company”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 39,500,000 shares of Common Stock (such underlying shares of Common Stock, the “Warrant Shares” and together with the Shares and Pre-Funded Warrants, the “Securities”), pursuant to the Securities Purchase Agreement dated May 22, 2024 (the “Purchase Agreement”) by and among the Company and the purchasers party thereto, with Roth Capital Partners, LLC (“Roth”) serving as placement agent pursuant to a Placement Agency Agreement dated May 22, 2024 by and between the Company and Roth (the “Placement Agency Agreement” and, together with the Purchase Agreement, the “Transaction Agreements”). In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) on February 4, 2022 a Registration Statement on Form S-3 (Registration No. 333-252640), declared effective by the SEC on February 15, 2022 (the “Registration Statement”), including a base prospectus dated February 15, 2022 (the “Base Prospectus”), and a prospectus supplement dated May 22, 2024 (the “Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Securities. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Base Prospectus, insofar as it pertains to the offering of the Securities, as supplemented by the Prospectus Supplement, (iii) the Transaction Agreements, (iv) the form of Pre-Funded Warrant, (v) the Company’s Certificate of Incorporation, as amended through the date hereof, (vi) the Company’s Amended and Restated Bylaws; (vii) the stock ledger of Common Stock and (viii) the corporate action of the Company’s Board of Directors (the “Resolutions”) which provide for the issuance of the Securities, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (i) through (viii) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that the Transaction Agreements are each enforceable against each of the respective parties thereto. We have not verified any of those assumptions.

K&L Gates LLP

300 SOUTH Tryon Street SUITE 1000 Charlotte NC 28202

T +1 704 331 7400 F +1 704 331 7598 klgates.com

Akoustis Technologies, Inc.

May 24, 2024

Our opinions set forth below in numbered paragraph 1, the first sentence of numbered paragraph 2 and numbered paragraph 3 are limited to the Delaware General Corporation Law (the “DGCL”), including reported judicial decisions interpreting the DGCL. Our opinion set forth below in the second sentence of numbered paragraph 2 is limited to the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that:

1.	The Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement and pursuant to the Transaction Agreements and the Resolutions, will be validly issued, fully paid, and nonassessable.

2.	The Pre-Funded Warrants have been duly authorized for issuance by the Company. The Pre-Funded Warrants, when issued, delivered and paid for as described in the Prospectus and pursuant to the Transaction Agreements in the form prescribed by the Purchase Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally.

3.	The issuance of the Warrant Shares has been duly authorized and, when issued and delivered by the Company against payment therefor, upon the exercise of the Pre-Funded Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated May 24, 2024 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP